Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
August 6, 2008
MEDIA CONTACT: MICHAEL COSGROVE
703-903-2123
INVESTOR CONTACT: DAN SMITH
703-903-3883

FREDDIE MAC RELEASES SECOND QUARTER 2008 FINANCIAL RESULTS

Summary

•	Second quarter net loss of $821 million, or $1.63 per diluted share, compared to a net loss of $151 million, or $0.66 per diluted share, in the first quarter of 2008.

•	Provision for credit losses of $2.5 billion, compared to $1.2 billion for the first quarter of 2008, reflecting increases in delinquency rates, foreclosures and estimated severity of losses driven by continued declines in home prices.

•	Security impairments on the company’s available-for-sale securities were approximately $1.0 billion for the second quarter of 2008 primarily related to non-agency mortgage-related securities backed by subprime or Alt-A and other loans due to deterioration in the performance of the collateral and bond insurance underlying these securities.

•	Net interest income of $1.5 billion, up from $798 million in the first quarter of 2008, driven by funding costs at favorable rates and strong retained portfolio growth.

•	Company reaffirms its commitment to raise capital and announces its current expectation, subject to approval by the Board of Directors, to reduce the dividend on its common stock in the third quarter from $0.25 to $0.05 or less per share and to pay the full dividends at contractual rates on its preferred stock.

•	Estimated regulatory core capital was $37.1 billion at June 30, 2008, an estimated $8.4 billion in excess of the company’s statutory minimum capital requirement, and $2.7 billion above the 20 percent mandatory target capital surplus.

•	SEC registration process completed with effectiveness of Registration Statement under the Exchange Act on July 18, 2008.

McLean, VA — Freddie Mac (NYSE:FRE) today reported a net loss of $821 million, or $1.63 per diluted common share, for the quarter ended June 30, 2008, compared to net income of $729 million, or $0.96 per diluted common share, for the quarter ended June 30, 2007. The company reported a net loss of $151 million, or $0.66 per diluted common share, for the first quarter of 2008.

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

“Freddie Mac was created to ensure the continued flow of funds to America’s homebuyers, and we are pleased to be fulfilling that important mission,” said Richard F. Syron, chairman and chief executive officer. “At a time of severe stress in the housing and credit markets, we are successfully providing critical liquidity and stability.

“While we expect continued housing and economic weakness will affect our overall performance this year, we continue to maintain a surplus over all regulatory capital requirements. We remain committed to raising $5.5 billion of new capital and will evaluate raising capital beyond this amount depending on our needs and as market conditions mandate. We are confident the actions we are taking are strengthening Freddie Mac’s financial and competitive position as well as its ability to serve the American homebuyer and will generate value well into the future,” concluded Syron.

“During the second quarter, Freddie Mac continued to perform its mission, manage risk and add long-term value through expanded business opportunities,” said Buddy Piszel, chief financial officer. “While market and credit conditions remained very challenging during the second quarter, as demonstrated by our increased credit-related expenses and impairments on non-agency mortgage-related securities, our credit guarantee business and mortgage portfolio both saw strong, high quality growth. Freddie Mac’s revenue increased by more than 10 percent from the first quarter, including a more than 90 percent increase in net interest income. We are capitalized above regulatory requirements and we continue to have open access to the debt markets.”

GAAP Results

	Three Months Ended

($ in millions)	June 30, 2008(1)	March 31, 2008	June 30, 2007(1)

Net interest income	$1,529	$798	$793
Management and guarantee income	757	789	591
Other non-interest income (loss)	(593)	(58)	958

Total revenues	1,693	1,529	2,342

Administrative expenses	(404)	(397)	(442)
Credit-related expenses	(2,802)	(1,448)	(463)
Other non-interest expense	(339)	(258)	(614)

Total expenses	(3,545)	(2,103)	(1,519)

Income (loss) before taxes	(1,852)	(574)	823
Income tax benefit (expense)	1,031	423	(94)

Net income (loss)	$(821)	$(151)	$729

Estimated regulatory core capital (at period end)	$37,128	$38,320	$35,573

(1)	The company’s results for the second quarter of 2008, as compared to the second quarter of 2007, benefited from certain accounting and operational changes, including the adoption of SFAS No. 157, “Fair Value Measurements,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” For more information, see NOTE 1: “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” in the company’s Registration Statement on Form 10, dated July 18, 2008.

Net loss for the second quarter of 2008 was $821 million, compared to a net loss of $151 million in the first quarter of 2008.

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

The key components affecting the company’s net loss for the second quarter of 2008 as compared to the first quarter of 2008 were:

Net interest income for the second quarter of 2008 was $1.5 billion, up $731 million, or 92 percent, from $798 million in the first quarter of 2008. This increase was primarily driven by short-term and long-term debt funding at lower rates and strong retained portfolio growth resulting from wider spreads on fixed-rate assets. During the second quarter of 2008, the unpaid principal balance of the company’s retained portfolio increased at an annualized rate of 45 percent to approximately $792 billion. The increase reflected the lifting of the retained portfolio growth cap and reduction in capital surplus requirement that both became effective in March as well as favorable purchase opportunities resulting from wider spreads.

Management and guarantee income on PCs and Structured Securities for the second quarter of 2008 was $757 million, down $32 million, or four percent, from $789 million in the first quarter of 2008. This decrease reflects reduced amortization income related to deferred credit and buy down fees as interest rates increased in the second quarter of 2008.

Other non-interest loss for the second quarter of 2008 was $593 million, compared to $58 million in the first quarter of 2008. Included in the second quarter other non-interest loss were mark-to-market losses of $2.3 billion related to the company’s trading securities, offset by mark-to-market gains of $1.6 billion and $1.0 billion on the company’s guarantee asset and derivatives portfolio, respectively, both due to the impact of increasing long-term interest rates.

Other non-interest loss also included security impairments on the company’s available-for-sale securities of approximately $1.0 billion for the second quarter of 2008. Of this amount, $826 million was related to non-agency mortgage-related securities backed by subprime or Alt-A and other loans, due to deterioration in the performance of the collateral underlying these securities. Another contributor to these impairments was credit enhancements related to monoline bond insurance provided by one monoline on individual securities in an unrealized loss position where it has been determined that it is probable that a principal and interest shortfall on the insured bonds will occur and that there is a substantial uncertainty surrounding the insurer’s ability to pay all future claims. The company also recognized impairment charges of $214 million related to certain shorter-term available-for-sale non-mortgage-related securities in its cash and investments portfolio. The decision to impair these securities is consistent with the company’s consideration of sales of securities from the cash and investments portfolio as a contingent source of liquidity. This compares with $71 million of security impairments on the company’s available-for-sale securities for the first quarter of 2008, none of which were associated with subprime or Alt-A and other loans.

Income on the guarantee obligation for the second quarter of 2008 was $769 million, compared to $1.2 billion in the first quarter of 2008. The decrease resulted from accelerated amortization income the company recognized on its guarantee obligation during the first quarter due to greater than expected house price depreciation.

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

In addition, the company recognized $121 million of income in the second quarter of 2008, compared with $226 million in the first quarter of 2008, associated with the recapture of previously recorded losses on purchased loans due to either borrower payoffs or an excess of the property values upon foreclosure over the carrying basis of these loans.

Credit-related expenses, consisting of provision for credit losses and REO operations expense, were $2.8 billion for the second quarter of 2008, compared to $1.4 billion for the first quarter of 2008. The provision for credit losses for both quarters increased due to credit deterioration in the company’s single-family credit guarantee portfolio, primarily due to 2006 and 2007 loan originations, as delinquency rates increased, more loans transitioned from delinquency to foreclosure and the estimated severity of losses on a per-property basis increased. The credit deterioration has largely been driven by the continued decline in home prices and other declines in regional economic conditions, particularly in the North Central, Southeast and West regions. REO operations expense increased as a result of an increase in losses recognized on REO dispositions, due to the decline in home prices, coupled with higher disposition volumes in REO inventory, particularly in the states of California, Florida, Arizona, Virginia and Nevada.

Total credit losses, consisting of net charge-offs plus REO operations expense, were $810 million for the second quarter of 2008, compared to $528 million for the first quarter of 2008. Realized credit losses were an annualized 17.3 basis points and 11.6 basis points of the average total mortgage portfolio for the second quarter and first quarter of 2008, respectively.

The company believes that it is adequately reserved for incurred losses. As of June 30, 2008, the reserve covers approximately 2.7 times of annualized second quarter 2008 contractual net charge-offs.

Other non-interest expense for the second quarter of 2008 was $339 million, compared to $258 million for the first quarter of 2008. This increase was primarily related to increased losses on loans purchased of $120 million for the second quarter of 2008, compared to $51 million for the first quarter of 2008, due to an increase in the volume of purchases of loans with modifications during the second quarter and the continued decrease in fair value of these loans.

Income tax benefit for the second quarter of 2008 was $1.0 billion, compared to $423 million in the first quarter of 2008. This increase in benefit resulted primarily from a $1.3 billion increase in GAAP pre-tax loss and a $171 million favorable tax settlement with the Internal Revenue Service (IRS) related to the tax treatment of the company’s customer relationship intangible asset.

Capital & Liquidity

Estimated regulatory core capital was $37.1 billion at June 30, 2008, which represented an estimated $8.4 billion in excess of the company’s statutory minimum capital requirement, and an estimated $2.7 billion in excess of the 20 percent mandatory target capital surplus directed by the Office of Federal Housing Enterprise Oversight (OFHEO).

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

The company is committed to raise $5.5 billion of new core capital given appropriate market conditions and will evaluate raising capital beyond this amount depending on the company’s needs and as market conditions mandate. Given the challenges facing the industry, the company expects to take actions to maintain its capital position above the mandatory target capital surplus. Accordingly, subject to approval by its Board of Directors, the company currently expects to reduce the dividend on its common stock in the third quarter of 2008 from $0.25 to $0.05 or less per share and to pay the full dividends at contractual rates on its preferred stock. In addition, the company continues to review and consider other alternatives for managing its capital including issuing equity in amounts that could be substantial and materially dilutive to its existing shareholders, reducing or rebalancing risk, slowing purchases into its credit guarantee portfolio, and limiting the growth or reducing the size of its retained portfolio by allowing the portfolio to run off and/or by selling securities classified as trading or carried at fair value under Statement of Financial Accounting Standards, or SFAS, No. 159, or available-for-sale securities that are accretive to capital (i.e., fair value exceeds amortized cost). The company has retained and is working with Goldman, Sachs & Co. and JPMorgan and the company continues to engage in discussions with OFHEO and the U.S. Department of the Treasury (Treasury) on these matters.

Freddie Mac’s liquidity position remains strong as a result of its continued access to the debt markets at attractive spreads, the company’s cash and investments portfolio of approximately $70 billion and an unencumbered agency mortgage-related securities portfolio of approximately $470 billion, which could serve as collateral for additional borrowings. Under stressful market conditions, counterparties willing to provide funding based on the company’s unencumbered portfolio may be unavailable or may offer terms that are not attractive to the company. On July 13, 2008, the Board of Governors of the Federal Reserve System granted the Federal Reserve Bank of New York the authority to lend to Freddie Mac if necessary. Any such lending would be at the discount rate charged for primary credit and collateralized by U.S. government and federal agency securities. This authorization was intended to supplement the Treasury’s existing authority to purchase obligations of Freddie Mac.

The Housing and Economic Recovery Act of 2008 provides the Secretary of the Treasury with temporary authority, until December 31, 2009, to purchase any obligations and other securities the company issues under certain circumstances. See “GSE Oversight Legislation.”

Segment Earnings

The company manages and evaluates the financial performance of its business in three reportable segments, the results of which are reported using Segment Earnings. Segment Earnings is a non-GAAP financial measure that differs substantially from, and should not be used as a substitute for, the company’s GAAP results.

Consolidated Segment Earnings

On a consolidated Segment Earnings basis, the company recorded a loss of $333 million for the second quarter of 2008, compared to income of $741 million for the second quarter of 2007 and a loss of $251 million for the first quarter of 2008. Second quarter 2008 consolidated Segment

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

Earnings was impacted by higher credit-related expenses in the Single-family Guarantee segment driven by the continued deterioration in the mortgage market.

	Three Months Ended

Reconciliation of Segment Earnings to GAAP Net Income (Loss) ($ in millions)	June 30, 2008	March 31, 2008	June 30, 2007

Segment Earnings (loss) after taxes:
Investments	$793	$113	$571
Single-family Guarantee	(1,388)	(458)	129
Multifamily	118	98	84
All Other	144	(4)	(43)

Total Segment Earnings, net of taxes	(333)	(251)	741

Reconciliation to GAAP net income (loss)
Derivative- and foreign-currency denominated debt-related adjustments	527	(1,194)	(471)
Credit guarantee-related adjustments	1,818	(174)	831
Investment sales, debt retirements and fair value-related adjustments	(3,096)	1,525	(379)
Fully taxable-equivalent adjustments	(105)	(110)	(97)

Total pre-tax adjustments	(856)	47	(116)
Tax-related adjustments	368	53	104

Total reconciling items, net of taxes	(488)	100	(12)

GAAP net income (loss)	$(821)	$(151)	$729

See the Appendix for more information on Segment Earnings, including information about how the company uses Segment Earnings and its limitations as a measure of financial performance for the company.

Investments

	Three Months Ended

Segment Earnings — Investments ($ in millions)	June 30, 2008	March 31, 2008	June 30, 2007

Net interest income	$1,481	$299	$990
Non-interest income (loss)	(125)	15	30
Non-interest expense:
Administrative expenses	(130)	(131)	(133)
Other non-interest expense	(7)	(9)	(8)
Income tax expense	(426)	(61)	(308)

Total Segment Earnings	$793	$113	$571

Segment Earnings for the company’s Investments segment was $793 million for the second quarter of 2008, compared to $113 million for the first quarter of 2008.

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

The increase of $1.2 billion in net interest income on a Segment Earnings basis was primarily driven by short-term and long-term debt funding at lower rates, strong retained portfolio growth resulting from wider spreads on fixed-rate assets and reduced expense related to derivatives. During the second quarter of 2008, the company recognized security impairments on available-for-sale securities in Segment Earnings of $142 million associated with anticipated future principal credit losses on its non-agency mortgage-related securities.

Single-family Guarantee

	Three Months Ended

Segment Earnings — Single-family Guarantee ($ in millions)	June 30, 2008	March 31, 2008	June 30, 2007

Net interest income	$58	$77	$179
Non-interest income:
Management and guarantee income	840	895	704
Other non-interest income	103	104	28
Non-interest expense:
Administrative expenses	(212)	(204)	(209)
Provision for credit losses	(2,630)	(1,349)	(469)
REO operations expense	(265)	(208)	(16)
Other non-interest expense	(29)	(19)	(19)
Income tax (expense) benefit	747	246	(69)

Total Segment Earnings	$(1,388)	$(458)	$129

Segment Earnings for the company’s Single-family Guarantee segment was a loss of $1.4 billion for the second quarter of 2008, compared to a loss of $458 million for the first quarter of 2008.

The decline primarily reflects a $1.3 billion increase in credit-related expenses, consisting of provision for credit losses and REO operations expense, due to higher delinquency rates, higher volumes of non-performing loans and foreclosures, higher severity of losses on a per-property basis driven by a decline in home prices and other regional economic conditions, particularly in the North Central, Southeast and West regions. REO operations expense increased as a result of an increase in losses recognized on REO dispositions, due to the decline in home prices, coupled with higher disposition volumes in REO inventory, particularly in the states of California, Florida, Arizona, Virginia and Nevada.

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

Multifamily

	Three Months Ended

Segment Earnings — Multifamily ($ in millions)	June 30, 2008	March 31, 2008	June 30, 2007

Net interest income	$98	$75	$94
Non-interest income:
Management and guarantee income	17	17	16
Other non-interest income	7	8	5
Non-interest expense:
Administrative expenses	(49)	(49)	(49)
Provision for credit losses	(7)	(9)	(1)
LIHTC partnerships	(108)	(117)	(135)
Other non-interest expense	(5)	(4)	(8)
LIHTC partnerships tax benefit	149	149	135
Income tax benefit	16	28	27

Total Segment Earnings	$118	$98	$84

Segment Earnings for the company’s Multifamily segment was $118 million for the second quarter of 2008, compared to $98 million for the first quarter of 2008.

The increase of $23 million in net interest income on a Segment Earnings basis was primarily due to higher average balances held in the multifamily loan portfolio.

All Other

All Other, which includes corporate-level expenses not allocated to any of the company’s reportable segments, includes income of $144 million for the second quarter of 2008, compared to a loss of $4 million for the first quarter of 2008. The second quarter of 2008 includes a $171 million favorable tax settlement with the IRS related to the tax treatment of the company’s customer relationship intangible asset.

Fair Value of Net Assets

The company’s attribution of changes in fair value relies on models, assumptions and other measurement techniques that evolve over time.

At June 30, 2008, the fair value of net assets was ($5.6) billion as compared to ($5.2) billion at March 31, 2008, reflecting a net after-tax reduction of $0.4 billion. This change in fair value of net assets includes the payment of $231 million in preferred stock and $165 million in common stock dividends during the second quarter of 2008. Absent those dividend payments, the fair value of net assets at June 30, 2008 remained unchanged from March 31, 2008.

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

The investment activities resulted in a pre-tax $6.7 billion increase to fair value of net assets which was primarily due to core spread income of $4.9 billion, reflecting the reversal of mark-to-market impacts from previous periods as well as a $1.9 billion increase in fair value as a result of net mortgage-to-debt OAS tightening. These gains were offset by a pre-tax reduction of $6.2 billion in the fair value of the company’s credit guarantee activities due to declining credit environment.

Interest-Rate Risk Management

During the second quarter of 2008, Freddie Mac’s interest-rate risk remained low with portfolio market value sensitivity (PMVS-L) averaging $513 million and duration gap averaging zero months, compared to $403 million and zero months, respectively, for the first quarter of 2008.

GSE Oversight Legislation

The Housing and Economic Recovery Act of 2008 was signed into law on July 30, 2008. Division A of this legislation, the Federal Housing Finance Regulatory Reform Act of 2008, or the Regulatory Reform Act, establishes a new regulator for Freddie Mac, the Federal Housing Finance Agency (FHFA), with enhanced regulatory authorities relating, among other things, to the company’s minimum and risk-based capital levels and business activities including portfolio investments, new products, management and operations standards, affordable housing goals and executive compensation. The Regulatory Reform Act expands the circumstances under which the company could be placed into conservatorship and also authorizes FHFA to place the company into receivership under specified circumstances. The Regulatory Reform Act also requires the company to allocate or transfer certain amounts to (i) the Secretary of Housing and Urban Development to fund a Housing Trust Fund and (ii) a Capital Magnet Fund administered by the Secretary of the Treasury. In addition, the Regulatory Reform Act provides the Secretary of the Treasury with temporary authority, until December 31, 2009, to purchase any obligations and other securities the company issues under certain circumstances.

Given the recent enactment of this Act and the fact that FHFA has considerable discretion in implementing its provisions, including through rulemaking proceedings and the issuance of orders, the company cannot predict the impacts that the Act and FHFA’s exercise of its authority under the Act will have on Freddie Mac’s business, financial position or results of operations. However, to the extent the Act or regulations or orders issued by FHFA pursuant to the Act may, for example, increase the company’s capital requirements, limit its portfolio and new product activities, increase its affordable housing goals, or limit its ability to attract and retain senior executives, the company anticipates that the impact could be materially adverse.

Additional Information

For more information, including an update on the company’s “Internal Control Over Financial Reporting”, see the Appendix accompanying this release, the company’s Current Report on Form 8-K dated August 6, 2008, and the company’s Consolidated Financial Statements, Core Tables

Freddie Mac Second Quarter 2008 Financial Results
August 6, 2008

and slide presentation. All of these documents will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, including the company’s Registration Statement on Form 10, dated July 18, 2008, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Printed copies of these documents may be obtained free of charge upon request from the company’s Investor Relations department by writing or calling the company at shareholder@freddiemac.com, (703) 903-3883 or (800) 373-3343. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

Announcement of Conference Call and Webcast

Management will host a conference call discussing today’s announcement at 10 a.m. Eastern Time today. Domestic investors should call 1-800-553-5260 and international investors can access the call at 612-332-0630. The conference call will be webcast live on the company’s Web site. A telephone recording of this conference call will be available continuously beginning at approximately 3 p.m. Eastern Time on August 6, 2008 until midnight on August 20, 2008. To access this recording in the United States, call 1-800-475-6701 and use access code 951871. Outside of the United States, call 320-365-3844 and use access code 951871.

* * * *

This press release contains forward-looking statements pertaining to management’s current expectations as to the company’s future business plans, capital management, credit losses and credit-related expenses, returns on investments, results of operations and/or financial condition on a GAAP, Segment Earnings, or fair value basis. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage-to-debt OAS, credit outlook, and the impacts of newly enacted legislation or regulations, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Registration Statement on Form 10, dated July 18, 2008 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov.

Freddie Mac is a stockholder-owned corporation established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac raises capital on Wall Street and throughout the world’s capital markets to finance mortgages for families across America. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com

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Appendix

Internal Control Over Financial Reporting

Freddie Mac has evaluated whether any changes in its internal control over financial reporting during the quarter ended June 30, 2008 have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting. Based on that evaluation, the company has concluded that no such changes have occurred during the quarter.

Progress Toward Remediation of Significant Deficiencies

Significant deficiencies that existed in the company’s internal control over financial reporting as of March 31, 2008, and progress toward their remediation as of June 30, 2008, are summarized below. Progress toward remediation is reported in the following stages:

•	In process — Freddie Mac is in the process of designing and implementing controls to correct identified internal control deficiencies and conducting ongoing evaluations to ensure all deficiencies have been identified.

•	Remediation activities implemented — Freddie Mac has designed and implemented the controls that it believes are necessary to remediate the identified internal control deficiencies.

•	Remediated — After a sufficient period of operation of the controls implemented to remediate the control deficiencies, management has evaluated the controls and found them to be operating effectively.

	Remediation	Remediation
	Progress as of	Progress as of
	March 31, 2008	June 30, 2008

Guarantee Asset/Guarantee Obligation Governance
The company’s process for valuation of and accounting for its guarantee asset and guarantee obligation was complex, manually intensive and dependent on end-user computing solutions, which resulted in an unacceptable likelihood of risk of significant error.	Remediation activities implemented	Remediated

Tax Basis Balance Sheet
The company does not maintain a tax basis balance sheet to support deferred tax accounting under GAAP, which could result in balance sheet misclassifications and potential income statement adjustments.	In process	In process

Oversight of Models and Model Applications
The company’s model governance and monitoring procedures did not effectively ensure that changes to and the company’s use of models in its financial reporting process are appropriate.	Remediation activities implemented	Remediation activities implemented

IT Security — Shared IDs
The company has not consistently executed security controls over system and user accounts that can be used by multiple individuals.	In process	In process

User Access Recertification
The company has not effectively executed periodic review and recertification of user access to financial applications and related technical platforms.	In process	In process

Consideration of Controls in Application Design
The company’s business or technical design requirements for financial application development projects did not adequately consider requirements for automating process controls.	In process	Remediated

Pre-Deployment Application Testing and Maintenance Approval
The company did not consistently execute the appropriate testing of new financial applications prior to their deployment nor did it consistently obtain the appropriate approvals of application maintenance changes.	In process	Remediated

Appendix to Freddie Mac’s Second Quarter 2008 Financial Results
August 6, 2008

Non-GAAP Financial Measure — Segment Earnings

In managing its business, Freddie Mac presents the operating performance of its segments using Segment Earnings. Freddie Mac’s reportable segments are set forth below. Certain activities that are not part of a segment are included in the All Other category.

•	Investments, which encompasses its investment activity in mortgage-related securities and single-family mortgage loans, and its activities related to the company’s cash and non-mortgage-related securities investment portfolio.

•	Single-family Guarantee, which encompasses its credit guarantee activity for single-family mortgages.

•	Multifamily, which encompasses both its investment activity and its credit guarantee activity related to multifamily mortgages and its investments in low-income housing tax credit (LIHTC) partnerships.

Segment Earnings differs significantly from, and should not be used as a substitute for, net income (loss) as determined in accordance with GAAP. There are important limitations to using Segment Earnings as a measure of the company’s financial performance. Among other things, the company’s regulatory capital requirements are based on its GAAP results. Segment Earnings adjusts for the effects of certain gains and losses and mark-to-fair-value items, which depending on market circumstances, can significantly affect, positively or negatively, the company’s GAAP results and which, in recent periods, have caused the company to record GAAP net losses. GAAP net losses will adversely impact the company’s regulatory capital, regardless of results reflected in Segment Earnings. Also, Freddie Mac’s definition of Segment Earnings may differ from similar measures used by other companies.

The company believes that the presentation of Segment Earnings highlights the results from ongoing operations and the underlying results of the segments in a manner that is useful to the way the company manages and evaluates the performance of its business. The objective of Segment Earnings is to present Freddie Mac’s results on an accrual basis, as cash flows from the company’s segments are earned over time, in a manner more consistent with the company’s business models. Freddie Mac is primarily a buy and hold investor in mortgage assets, and given the company’s business objectives, management believes it is meaningful to measure performance of its investment business using long-term returns, not on a short-term fair value basis. The company’s business model for its investment activities is one where it buys and holds investments in mortgage-related assets for the long term, funds the investments with debt and uses derivatives to minimize interest-rate risk, and generates net interest income in line with the company’s return on equity objectives. The company’s business model for its credit guarantee activities is one where the company is a long-term guarantor in the conforming mortgage markets, manages credit risk, and generates guarantee and credit fees, net of incurred credit losses. As a result of these business models, the company believes that an accrual-based metric is a meaningful way to present its financial results as actual cash flows are realized, net of credit losses and impairments. The company believes Segment Earnings provides a view of the company’s financial results that is more consistent with management’s business objectives, which helps management better evaluate the performance of the company’s business, both from period-to-period and over the longer term.

Appendix to Freddie Mac’s Second Quarter 2008 Financial Results
August 6, 2008

As described below, Segment Earnings is calculated for the segments by adjusting net income (loss) for certain investment-related activities and credit guarantee-related activities. Segment Earnings includes certain reclassifications among income and expense categories that have no impact on net income but provide the company with a meaningful metric to assess the performance of each segment and the company as a whole.

Investment activity-related adjustments

GAAP-basis earnings related to investment activities of the Investments segment, and to a lesser extent, the Multifamily segment, are subject to significant period-to-period variability, which management believes is not necessarily indicative of the risk management techniques it employs and the performance of these segments. The adjustments made, and described below, to the GAAP-basis results are consistent with the financial objectives of the company’s investment activities and related hedging transactions and provide management with a view of expected investment returns and effectiveness of the company’s risk management strategies that it believes are useful in managing and evaluating its investment-related activities.

Investment activity-related adjustments include the following:

•	Derivative and foreign-currency denominated debt-related adjustments: Segment Earnings excludes fair value adjustments on derivative positions as these positions economically hedge the company’s investments activities. The payments received or paid to terminate derivative positions and the payment of up-front premiums are amortized prospectively into Segment Earnings on a straight-line basis. The up-front payments, primarily for option premiums, are amortized to reflect the periodic cost associated with the protection provided by the option contract. Foreign-currency translation gains and losses as well as the unrealized fair value adjustments associated with foreign-currency denominated debt along with the foreign-currency derivatives gains and losses are excluded from Segment Earnings, as the foreign currency exposure is economically hedged.

•	Investment sales, debt retirements and fair value-related adjustments: Gains and losses on securities sold out of the retained portfolio and cash and investments portfolio and debt retirements are amortized prospectively into Segment Earnings on a straight-line basis. Trading losses or impairments that reflect expected or realized credit losses are realized immediately pursuant to GAAP and in Segment Earnings since they are not economically hedged. Fair value adjustments to trading securities related to investments that are economically hedged are not included in Segment Earnings. Similarly, non-credit related impairment losses on securities are not included in Segment Earnings. These amounts are deferred and amortized prospectively into Segment Earnings on a straight-line basis. GAAP-basis accretion income that may result from these impairment adjustments is also not included in Segment Earnings.

•	Fully taxable-equivalent adjustment: Interest income generated from tax-exempt investments is adjusted in Segment Earnings to reflect its equivalent yield on a fully taxable basis.

As discussed above, the company funds its investment assets with debt and derivatives to minimize interest-rate risk as evidenced by its portfolio market value sensitivity (PMVS) and duration gap metrics. As a result, in situations where gains and losses are recorded on derivatives, securities or debt buybacks, these gains and losses are offset by economic hedges that the

Appendix to Freddie Mac’s Second Quarter 2008 Financial Results
August 6, 2008

company does not mark to market for GAAP purposes. For example, when the company realizes a gain on the sale of a security, the debt that is funding the security has an embedded loss that is not recognized under GAAP, but instead over time as the company realizes the interest expense on the debt. As a result, in Segment Earnings, the company defers and amortizes the security gain to interest income to match the interest expense on the debt that funded the asset. Because of Freddie Mac’s risk management strategies, the company believes that amortizing gains or losses on economically hedged positions in the same periods as the offsetting gains or losses is a meaningful way to assess performance of its investment activities.

Credit guarantee activity-related adjustments

Freddie Mac’s credit guarantee activities consist largely of the company’s guarantee of the payment of principal and interest on mortgages and mortgage-related securities in exchange for management and guarantee and other fees. Over the longer term, earnings from this business consist almost entirely of the management and guarantee fee revenues, including management and guarantee fees collected throughout the life of the mortgage loan and upfront compensation Freddie Mac receives, trust management fees less related credit costs (i.e., provision for credit losses) and operating expenses. The company’s measure of Segment Earnings for the credit guarantee business consists primarily of these elements of revenue and expense. Management believes this measure is a relevant indicator of operating performance for specific periods, as well as trends in results over multiple periods, because it more closely aligns with how the company manages and evaluates the performance of the credit guarantee business.

Credit guarantee activity-related adjustments include the following:

•	Segment Earnings excludes: (i) certain amortization and valuation adjustments pertaining to the guarantee asset and guarantee obligation, (ii) initial recognition of gains and losses recorded prior to January 1, 2008 and in connection with the execution of either securitization transactions that qualify as sales or guarantor swap transactions, such as losses on certain credit guarantees, and (iii) fair value adjustments recorded upon the purchase of delinquent loans from pools that underlie securities that Freddie Mac guarantees. Segment Earnings include the amortization of the upfront credit fees.

•	Under Segment Earnings, the GAAP-basis loan loss provision is adjusted to reflect the company’s estimate of the losses it will ultimately realize on delinquent loans it purchases from pools that underlie securities that Freddie Mac guarantees.

For a detailed explanation of the company’s Segment Earnings metric and segment reporting, see “NOTE 15: SEGMENT REPORTING” to the company’s unaudited consolidated financial statements in its Registration Statement on Form 10 dated July 18, 2008.

Reconciliations

The following table reconciles Segment Earnings to GAAP net income (loss).

Appendix to Freddie Mac’s Second Quarter 2008 Financial Results
August 6, 2008

Table 1 — Reconciliation of Segment Earnings (Loss) to GAAP Net Income (Loss)

	Three Months Ended

	June 30, 2008	March 31, 2008	June 30, 2008

	($ in millions)
Segment Earnings (loss) after taxes:
Investments	$793	$113	$571
Single-family Guarantee	(1,388)	(458)	129
Multifamily	118	98	84
All Other	144	(4)	(43)

Total Segment Earnings, net of taxes	(333)	(251)	741

Reconciliation to GAAP net income (loss)
Derivative- and foreign-currency denominated debt-related adjustments	527	(1,194)	(471)
Credit guarantee-related adjustments	1,818	(174)	831
Investment sales, debt retirements and fair value-related adjustments	(3,096)	1,525	(379)
Fully taxable-equivalent adjustments	(105)	(110)	(97)

Total pre-tax adjustments	(856)	47	(116)
Tax-related adjustments	368	53	104

Total reconciling items, net of taxes	(488)	100	(12)

GAAP net income (loss)	$(821)	$(151)	$729

The following tables reconcile certain financial information for the company’s reportable segments and All Other.

Table 2 — Segment Earnings and Reconciliation to GAAP Results

	Three Months Ended June 30, 2008
										Income
	Net Interest	Management	Other		Provision	REO		Other	LIHTC	Tax
	Income	and Guarantee	Non-Interest	Administrative	for Credit	Operations	LIHTC	Non-Interest	Partnerships	(Expense)	Net
	(Expense)	Income	Income (Loss)	Expenses	Losses	Expense	Partnerships	Expense	Tax Benefit	Benefit	Income (Loss)
	(in millions)

Investments	$1,481	$—	$(125)	$(130)	$—	$—	$—	$(7)	$—	$(426)	$793
Single-family Guarantee	58	840	103	(212)	(2,630)	(265)	—	(29)	—	747	(1,388)
Multifamily	98	17	7	(49)	(7)	—	(108)	(5)	149	16	118
All Other	—	—	(3)	(13)	—	—	—	(17)	—	177	144

Total Segment Earnings (loss), net of taxes	1,637	857	(18)	(404)	(2,637)	(265)	(108)	(58)	149	514	(333)
Reconciliation to GAAP net income (loss):
Derivative- and foreign- currency translation-related adjustments	(482)	—	1,009	—	—	—	—	—	—	—	527
Credit guarantee-related adjustments	14	(156)	2,054	—	79	—	—	(173)	—	—	1,818
Investment sales, debt retirements and fair value-related adjustments	73	—	(3,169)	—	—	—	—	—	—	—	(3,096)
Fully taxable-equivalent adjustments	(105)	—	—	—	—	—	—	—	—	—	(105)
Reclassifications(1)	392	56	(469)	—	21	—	—	—	—	—	—
Tax-related adjustments	—	—	—	—	—	—	—	—	—	368	368

Total reconciling items, net of taxes	(108)	(100)	(575)	—	100	—	—	(173)	—	368	(488)

Total per consolidated statement of income	$1,529	$757	$(593)	$(404)	$(2,537)	$(265)	$(108)	$(231)	$149	$882	$(821)

(1)	Include the reclassification of: (a) the accrual of periodic cash settlements of all derivatives not in qualifying hedge accounting relationships from other non-interest income (loss) to net interest income (expense) within our Investments segment; (b) implied management and guarantee fees from net interest income (expense) to other non-interest income (loss) within our Single-family Guarantee and Multifamily segments; (c) net buy-up and buy-down fees from management and guarantee income to net interest income (expense) within the Investments segment; (d) interest income foregone on impaired loans from net interest income (expense) to provision for credit losses within our Single-family Guarantee segment; and (e) certain hedged interest benefit (cost) amounts related to trust management income from other non-interest income (loss) to net interest income (expense) within our Investments segment.